KNOLL

1235 Water Street

East Greenville, PA 18041

Tel 215 679-7991

Press Release

Knoll Reports Second Quarter Results

EAST GREENVILLE, PA, July 17, 2013 -- Knoll, Inc. (NYSE: KNL) today announced results for the second quarter ended June 30, 2013. Net sales were $214.3 million for the quarter, a decrease of 3.0% from the second quarter 2012. Operating profit was $12.4 million, or 5.8% of net sales, a decrease of 40.4% from the second quarter 2012. The decrease in operating profit during the second quarter of 2013 was mainly the result of our lower sales and increased spending associated with our announced programs of strategic investments and initiatives to achieve our longer term revenue and margin objectives. Net income was $7.9 million during the second quarter of 2013 compared to $13.1 million during the second quarter 2012. Diluted earnings per share for the second quarter of 2013 was $0.17 compared to $0.28 during the second quarter of 2012.

"It was a whirlwind of a quarter as we pressed forward with our strategic investments to drive a more balanced mix of business within and amongst our different segments," commented Andrew Cogan, CEO.

"While, as expected, sales modestly declined in the quarter, if you excluded the impact of declining government shipments we outperformed the overall market. We remain committed to the program of investments we outlined earlier this year that aim to drive revenue growth and margin improvement over the longer term."

Second Quarter Results

Second quarter 2013 financial results highlights follow:
Dollars in Millions Except Per Share Data	Three Months Ended		Percent
	6/30/13	6/30/12	Change

Net Sales	$214.3	$221.0	(3.0)%
Gross Profit	69.9	74.4	(6.0)%
Gross Profit %	32.6%	33.7%	(3.3)%
Operating Expenses	57.5	53.6	7.3%
Operating Profit	12.4	20.8	(40.4)%
Operating Profit %	5.8%	9.4%	(38.3)%
Net Income	7.9	13.1	(39.7)%
Earnings Per Share-Diluted	.17	.28	(39.3)%

Net sales for the quarter were $214.3 million, a decrease of $6.7 million, or 3.0%, over the second quarter of 2012. Net sales for the Office segment were $148.1 million during the second quarter of 2013, a decrease of $5.8 million, or 3.8%, when compared with the second quarter of 2012. Sales to governmental agencies continued to decline on a year-over-year basis which drove the overall decline in sales in the Office segment. Net sales for the Studio segment were $37.2 million, a decrease of $2.0 million, or 5.1%, when compared with the second quarter of 2012. The decline in Studio segment sales was the result of lower sales in Europe. Net sales for the Coverings segment were $29.0 million, an increase of $1.1 million, or 3.9%, when compared with the second quarter of 2012. Increased sales at our leather subsidiaries drove this growth.

Gross profit for the second quarter of 2012 was $69.9 million, a decrease of $4.5 million, or 6.0%, over the same period in 2012. Gross profit as a percentage of net sales decreased 110 basis points from 33.7% during the second quarter of 2012 to 32.6% in the second quarter of 2013. The decrease in gross margin from the second quarter of 2012 largely resulted from pricing pressures in the Office segment.

Operating expenses for the quarter were $57.5 million, or 26.8% of net sales, compared to $53.6 million, or 24.3% of net sales, for the second quarter of 2012. The increase in operating expenses during the second quarter of 2013 primarily resulted from our previously announced strategic initiatives in part offset by lowered levels of incentive accruals.

We generated operating profit for the second quarter of 2013 of $12.4 million, a decrease of $8.4 million, or 40.4%, when compared to the same period in 2012. Operating profit for the Office segment was $3.4 million in the second quarter of 2013, a decrease of $5.3 million, or 60.9% when compared with the second quarter of 2012. The decrease in operating profit in the Office segment during the second quarter of 2013 was due to lower sales, price erosion, and increased operating expenses as a result of our growth initiatives. Operating profit for the Studio segment was $3.3 million, a decrease of $3.1 million, or 48.4% when compared with the second quarter of 2012. The decrease in operating profit in the Studio segment during the second quarter of 2013 was in large part due to lower sales and increased investment spending in Europe. Operating profit for the Coverings segment was $5.7 million for the second quarter of 2012 and 2013.

Interest expense decreased $0.1 million when compared with the second quarter 2012. Other (income) expense for the second quarter of 2013 consisted of income of $2.3 million related to foreign exchange gains offset by $0.1 million of miscellaneous expense. Other (income) expense for the second quarter 2012 consisted of income of $1.3 million related to foreign exchange gains.

The effective tax rate was 39.8% for the quarter, as compared to 36.1% for the same period last year. The increase in our effective tax rate was due in large part to the mix of pretax income and the varying effective tax rates in the countries in which we operate. Net income for the second quarter 2013 was $7.9 million, or $0.17 diluted earnings per share, as compared to $13.1 million, or $0.28 diluted earnings per share, for the same quarter in 2012.

Cash generated from operations during the second quarter 2013 was $20.2 million, compared to $20.0 million in the same period of 2012. Capital expenditures for the second quarter 2013 totaled $10.5 million compared to $3.4 million for 2012. We repaid $5.0 million of debt during the second quarter of 2013 compared to $10.0 million during the second quarter of 2012. We also paid a quarterly dividend of $5.6 million, or $0.12 per share, in the second quarter of 2013 compared to $4.7 million, or $0.10 per share, in the second quarter of 2012.

"Just as we remain committed to our growth initiatives in revenue and operating margins, we remain committed to improving our working capital and reducing our debt as evidenced by our $5.0 million debt paydown this quarter," commented Barry L. McCabe, EVP & CFO.

Business Segment Results

The following information categorizes the Company's results into its defined reporting segments.

The Office segment serves corporate, government, healthcare, retail and other customers in the United States and Canada providing a portfolio of office furnishing solutions including office systems, seating, storage, tables, desks and KnollExtra ® ergonomic accessories. The Office segment also includes international sales of our North American office products. The Studio segment includes KnollStudio®, Knoll Europe which sells primarily KnollStudio products, and Richard Schultz® Design. The KnollStudio® portfolio includes a range of lounge seating; side, café and dining chairs; barstools; and conference, dining and occasional tables. The Coverings segment includes, KnollTextiles®, Spinneybeck®, Edelman® Leather, and FilzfeltTM. These businesses serve a wide range of customers offering high quality textiles and leather.

	Three Months Ended June 30,
Net Sales (in millions)	2013	2012

Office	$ 148.1	$ 153.9
Studio	37.2	39.2
Coverings	29.0	27.9

Total Net Sales	$214.3	$ 221.0

	Three Months Ended June 30,
Operating Profit (in millions)	2013	2012

Office	$ 3.4	$ 8.7
Studio	3.3	6.4
Coverings	5.7	5.7

Total Operating Profit	$ 12.4	$ 20.8

Conference Call Information

Knoll will host a conference call on Thursday, July 17, 2013 at 10:00 A.M. EST to discuss its financial results.

The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to "About Knoll" and click on "Investor Relations".

The conference call may also be accessed by dialing:

North America 877 703-6104

International 857 244-7303

Passcode 30273133

A replay of the webcast can be viewed by visiting the Investor Relations section of the Knoll corporate website.

In addition, an audio replay of the conference call will be available through July 24, 2013 by dialing 888 286-8010. International replay: 617 801-6888 (Passcode: 97415668).

About Knoll

Knoll is the recipient of the 2011 National Design Award for Corporate and Institutional Achievement from the Smithsonian's Copper-Hewitt, National Design Museum. Since 1938, Knoll has been recognized internationally for creating workplace and residential furnishings that inspire, evolve and endure. Today, our commitment to modern design, our understanding of the workplace and our dedication to sustainable design has yielded a unique portfolio of products that respond and adapt to changing needs. Knoll is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help companies achieve Leadership in Energy and Environmental Design LEED workplace certification. Knoll is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, revenue and profit levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "goals," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. This includes, without limitation, our statements and expectations regarding any current or future recovery in our industry and our publicly announced plans for increased capital and investment spending to achieve our long-term revenue and profitability growth goals. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed furniture solutions, changes in the competitive marketplace, changes in the trends in the market for furniture or coverings, the financial strength and stability of our suppliers, customers and dealers, access to capital, and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts

Investors: Barry L. McCabe

Executive Vice President and Chief Financial Officer

Tel 215 679-1301

bmccabe@knoll.com

Media: David E. Bright

Senior Vice President, Communications

Tel 212 343-4135

dbright@knoll.com

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net Sales	$214,312	$221,018	$414,898	$417,679
Cost of sales	144,431	146,611	281,390	280,220

Gross profit	69,881	74,407	133,508	137,459
Selling, general, and administrative expenses	57,473	53,604	110,806	101,205

Operating income	12,408	20,803	22,702	36,254
Interest expense	1,517	1,637	3,012	3,143
Other (income) expense, net	(2,206)	(1,262)	(3,497)	937

Income before income tax expense	13,097	20,428	23,187	32,174
Income tax expense	5,209	7,373	9,225	11,862

Net income	$7,888	$13,055	$13,962	$20,312

Earnings per share:
Basic	$.17	$.28	$.30	$.44
Diluted	$.17	$.28	$.29	$.43
Weighted-average shares outstanding:
Basic	46,897,309	46,620,897	46,865,438	46,558,520
Diluted	47,593,106	47,017,440	47,582,972	47,056,715

KNOLL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	June 30, 2013	December 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$11,063	$29,956
Customer receivables, net	100,544	105,877
Inventories	94,581	98,195
Prepaid and other current assets	29,970	24,494

Total current assets	236,158	258,522
Property, plant, and equipment, net	132,714	124,838
Intangible assets, net	302,419	302,830
Other noncurrent assets	8,300	8,863

Total Assets	$679,591	$695,053

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	84,311	83,600
Other current liabilities	73,620	92,345

Total current liabilities	157,931	175,945
Long-term debt	188,000	193,000
Other noncurrent liabilities	142,997	138,008

Total liabilities	488,928	506,953

Stockholders' equity	190,663	188,100

Total Liabilities and Stockholders' Equity	$679,591	$695,053

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Six Months Ended June 30,
	2013	2012
	(Unaudited)	(Unaudited)

Net income	$13,962	$20,312

Cash Flows provided by Operating Activities	16,022	6,482

Cash Flows used in Investing Activities	(17,422)	(12,616)

Cash Flows used in Financing Activities	(16,428)	(9,064)

Effect of exchange rate changes on cash and cash equivalents	(1,065)	(1,592)

(Decrease) increase in cash and cash equivalents	(18,893)	(16,790)

Cash and cash equivalents at beginning of period	29,956	28,263

Cash and cash equivalents at end of period	$11,063	$11,473